For Immediate Release
Exhibit 99.1
                                                                                       Contact:  Earl O. Bradley, III, CEO
931-552-6176
Patrick C. Greenwell, CFO
931-552-6176

First Advantage Bancorp Reports
2010 Year End and Fourth Quarter Results

Clarksville, Tennessee, February 14, 2011.  First Advantage Bancorp (the “Company”) (Nasdaq: FABK), the holding company of First Federal Savings Bank (the “Bank”), announced net income of $1.7 million, or $0.39 per diluted share, for the year ended December 31, 2010 and net income of $566,000, or $0.14 per diluted share, for the quarter ended December 31, 2010, compared to net income of $360,000, or $0.08 per diluted share, for the year ended December 31, 2009 and net loss of $340,000, or $0.08 per diluted share, for the quarter ended December 31, 2009.  Results for year ended and quarter ended December 31, 2009 were significantly impacted by the Company’s recognition of non-cash other-than-temporary impairment (“OTTI”) charges of $1.1 million pre-tax ($673,000 after-tax) in the fourth quarter of 2009 on the remaining balance of its investment in pooled trust preferred securities.

“First Advantage Bancorp had a solid year of performance in 2010, with earnings increasing  471% over 2009 and the Bank’s capital position remaining outstanding with a tier one capital to risk-weighted assets ratio of 18.2% at year end,” said Earl O. Bradley, III, Chief Executive Officer.  “However, there is no doubt that 2010 was another difficult year for the economy and our management team remains concerned about the effects of the extended economic weakness.  Management continues to aggressively work through asset problems that have developed during this challenging economic period and we believe our actions will produce positive results.” said Bradley.

Capital

The Bank continues to maintain favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At December 31, 2010, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.24% and 18.20%, respectively, and the tier one to adjusted total assets ratio was 13.89%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one to adjusted total assets.

Net Interest Income

Net interest income for the quarter ended December 31, 2010 totaled $3.3 million compared to $2.9 million for the quarter ended December 31, 2009, an increase of $367,000 or 12.6%.  For the twelve month period ended December 31, 2010, net interest income totaled $12.6 million compared to $10.9 million for the twelve months ended December 31, 2009, an increase of $1.7 million or 15.7%.  The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $342,000, or 23.0%, in the three month period and decreased by $1.4 million, or 21.5%, in the twelve month period due primarily to a decrease in the average rate paid on interest bearing deposits. The net interest margin for the three months ended December 31, 2010 was 3.94%, up 48 basis points from the 3.46% reported for the three months ended December 31, 2009.    The net interest margin for the twelve months ended December 31, 2010 was 3.84%, an increase of 47 basis points over the 3.37% reported for the twelve months ended December 31, 2009.

The average balance of interest earning assets decreased by 1.3% for the three months ended December 31, 2010, and increased by 1.5% for the twelve months ended December 31, 2010, as compared to the respective periods one year ago.  During the three months and twelve months ended December 31, 2010, management remained cognizant of the difficult economic environment and focused on achieving its goal of adding high quality loans by maintaining its stringent underwriting requirements.  Average loan balances increased by 12.8% and by 19.4% during the three months and twelve months ending December 31, 2010, respectively, compared to the same periods in 2009.  The average balance of interest bearing liabilities decreased by 3.8% and 0.5% for the three months and twelve months ended December 31, 2010, respectively, compared to the three months and twelve months ended December 31, 2009.

Credit Quality

The Company recorded a provision for loan losses of $627,000 for the three months ended December 31, 2010 compared to $361,000 for the three months ended December 31, 2009.  For the twelve months ended December 31, 2010, the Company recorded a provision of $1.3 million, compared to $868,000 for the twelve months ended December 31, 2009.  The increase in the provision in 2010 was primarily driven by continued loan growth, significant increases in nonperforming loans and classified assets and by higher charge-off incidences as compared to one year ago.  During the fourth quarter of 2010, the Bank increased the provision for loan losses in order to adequately address growth in the levels of nonperforming loans and the related level of classified assets.  The Bank continues to closely monitor asset quality and believes that growing the allowance for loan losses by 29.7% during 2010 adequately reserves for any potential losses inherent in the loan portfolio at year-end.

Non-performing assets totaled $3.1 million, or 0.90% of total assets, at December 31, 2010 compared to $1.7 million, or 0.50% of total assets, at December 31, 2009.  The increase was primarily in the one-to-four family residential mortgage and multi-family loan portfolios.  There was a 140.5% increase in the level of classified assets from $3.5 million at December 31, 2009 to $8.3 million at December 31, 2010 primarily related to the one-to-four family residential, multi-family and commercial loan portfolios.  The Bank continues to focus on working closely with customers in order to mitigate any loss exposure associated with the increase in the level of classified assets.  Classified assets are primarily loans rated special mention, substandard, or doubtful in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Noninterest Income

Noninterest income totaled $670,000 for the quarter ended December 31, 2010 compared to a loss of $407,000 for the quarter ended December 31, 2009.  The fourth quarter ended December 31, 2010 was positively impacted by higher mortgage banking income and net realized gains on sales of available-for-sale securities.  These positive impacts to noninterest income were offset by declines in service charge fees and other fees and a decline in brokerage commissions.  The loss in the fourth quarter of 2009 was primarily caused by the non-cash OTTI charges mentioned above.

Noninterest income was $2.7 million for the twelve months ended December 31, 2010, compared to $1.6 million for the same period in 2009.  Comparative results for the twelve months ended December 31, 2010 versus the twelve months ended December 31, 2009 were primarily impacted, again, by the nonrecurring non-cash OTTI charges taken on investments in pooled trust preferred securities which occurred during the fourth quarter of 2009.  All other areas of noninterest income for the year ended December 31, 2010 remained relatively stable compared to the year ended December 31, 2009.

Noninterest Expense

Noninterest expense remained relatively stable at $2.6 million for the quarter ended December 31, 2010 compared to $2.7 million for the quarter ended December 31, 2009.  Noninterest expense for the year ended December 31, 2010 also remained relatively unchanged at $11.3 million compared to $11.2 million for the year ended December 31, 2009.  Stability in noninterest expense reflected of the Company’s efforts to control targeted cost areas during 2010.  Additionally, during 2010 the Company benefited from lower FDIC premiums, as financial institutions were subject to special FDIC assessments during 2009.

Selected Balance Sheet Data

Total assets were $345.3 million at December 31, 2010 compared to $344.2 million at December 31, 2009, an increase of $1.0 million or 0.3%.  Total loans were $242.0 million at December 31, 2010, an increase of $28.0 million, or 13.1%, compared to December 31, 2009.   Total liabilities were $278.5 million at December 31, 2010 compared to $273.7 million at December 31, 2009, an increase of $4.8 million or 1.8%.  Deposits at December 31, 2010 were $219.5 million, an increase of $3.3 million or 1.5% over December 31, 2009.  The slight growth in deposits was primarily due to the Company’s aggressive management of deposit pricing during 2010.  The Company maintained its focus on building total banking relationships and, in most instances, did not encourage price sensitive deposits to remain with the Bank.

Total shareholders’ equity was $66.7 million at December 31, 2010 compared to $70.5 million at December 31, 2009.   The decrease in total shareholders’ equity was primarily due to the Company’s repurchase of common stock.  The average common shareholder’s equity to average assets was 19.46% and 20.06% for the three months ended December 31, 2010 and 2009, respectively, and 19.82% and 20.38% for the twelve months ended December 31, 2010 and 2009.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
SELECTED FINANCIAL CONDITION DATA:	2010	2009		2010	2009

END OF PERIOD BALANCES:
Assets				$345,252	$344,224
Available-for-sale securities, at fair value				74,214	98,739
Loans, gross				241,995	213,950
Allowance for loan losses				3,649	2,813
Deposits				219,504	216,240
FHLB advances and other borrowings				54,215	54,883
Common shareholders' equity				66,727	70,526

AVERAGE BALANCES:
Assets	$344,881	$354,422		$345,571	$344,118
Earning assets	328,659	332,905		327,544	322,807
Investment securities	73,241	109,062		81,163	118,245
Other investments	19,014	14,179		16,944	12,419
Loans, gross	236,404	209,664		229,437	192,143
Deposits	221,167	210,560		219,018	203,133
FHLB advances and other borrowings	53,330	69,914		54,323	68,329
Common shareholders' equity	67,124	71,081		68,487	70,127

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,415	$4,390		$17,571	$17,232
Interest expense	1,147	1,489		4,999	6,367
Net interest income	3,268	2,901		12,572	10,865
Provision for loan losses	627	361		1,334	868
Net interest income after provision for loan losses	2,641	2,540		11,238	9,997
Noninterest income(loss)	670	(407)		2,738	1,649
Noninterest expense	2,636	2,710		11,312	11,151
Income (loss) before income tax expense (benefit)	675	(577)		2,664	495
Income tax expense (benefit)	109	(237)		968	135
Net income (loss)	$566	$(340)		$1,696	$360

Basic earnings (loss) per common share	$0.14	$(0.08)		$0.40	$0.08
Diluted earnings (loss) per common share	0.14	(0.08)		0.39	0.08
Dividends paid per common share	0.05	0.05		0.20	0.20
Book value per common share	16.24	15.77		16.24	15.77
Common shares outstanding	4,107,818	4,470,984		4,107,818	4,470,984
Basic, average shares outstanding	4,070,718	4,488,572		4,259,064	4,508,033
Diluted, average shares outstanding	4,120,858	4,488,572		4,295,093	4,572,207

SELECTED ASSET QUALITY MEASURES:
Net charge-offs	$53	$183		$498	$230
Classified assets				8,330	3,463
Nonperforming loans				2,985	1,403
Nonperforming assets				3,116	1,704
Total nonperforming loans to total loans				1.23%	0.66%
Total nonperforming loans to total assets				0.86%	0.41%
Total nonperforming assets to total assets				0.90%	0.50%

SELECTED PERFORMANCE RATIOS (quarterly rates annualized):
Return on average assets	0.65%	(0.38	) %	0.49%	0.10%
Return on average common shareholders' equity	3.35%	(1.90	) %	2.48%	0.51%
Average common shareholders' equity to average assets	19.46%	20.06%		19.82%	20.38%
Net interest margin	3.94%	3.46%		3.84%	3.37%